Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT to EMPLOYMENT AGREEMENT (this “Amendment”) is entered into on this 10th day of June by and between Penn National Gaming, Inc., a Pennsylvania corporation (the “Company”), and William J. Clifford, an individual residing in Pennsylvania (“Executive”).

WHEREAS, Executive and Company are party to that certain Employment Agreement dated December 31, 2008 (the “Agreement”).  All defined terms used in this Amendment, but not defined herein, shall have the meanings given to them in the Agreement;

WHEREAS, the Initial Term of the Agreement will expire on June 10, 2011; and

WHEREAS, pursuant to Section 1.2 of the Agreement, Executive and Company desire to renew of the Agreement on the terms and conditions set forth below.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
AMENDMENT

SECTION 1.1                 Renewal Term.  The Agreement is hereby renewed and extended for a period of three (3) years from the expiration of the Initial Term and shall therefore terminate at the close of business on June 10, 2014, unless earlier terminated in accordance with Section 3 of the Agreement.

SECTION 1.2                 Amendment to Exhibit A.  Exhibit A to the Agreement shall be replaced in its entirety with Exhibit A attached hereto.

ARTICLE II
MISCELLANEOUS

SECTION 2.1                 Effect of Amendment. This Amendment shall not constitute an amendment or modification of any provision of, or exhibit to, the Agreement not expressly referred to in this Amendment.  Except as expressly amended or modified in this Amendment, the provisions of the Agreement are and remain in full force and effect.  Whenever the Agreement is referred to herein or in any other agreement, document or instrument, such reference shall be deemed to be to the Agreement, as amended by this Amendment, whether or not specific reference is made to this Amendment.

SECTION 2.3                 Counterparts.  This Amendment may be executed by facsimile and/or in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Amendment on of the date first above written.

PENN NATIONAL GAMING, INC.

By:	/s/ Peter M. Carlino
Name:	Peter M. Carlino
Title:	Chairman and Chief Executive Officer

EXECUTIVE

/s/ William J. Clifford
William J. Clifford

Exhibit A

SEPARATION AGREEMENT AND GENERAL RELEASE

This is a Separation Agreement and General Release (hereinafter referred to as the “Agreement”) between                            (hereinafter referred to as the “Employee”) and Penn National Gaming, Inc. (hereinafter referred to as the “Employer”).  In consideration of the mutual promises and commitments made in this Agreement, and intending to be legally bound, Employee, on the one hand, and the Employer on the other hand, agree to the terms set forth in this Agreement.

1.             Employer and Employee hereby acknowledge that [the Company notified Employee/Employee notified the Company on                                        that Employee’s employment pursuant to that certain Employment Agreement executed on                            (“Employment Agreement”) would be terminated as of [                    ].  Upon the termination of the Employment Agreement, Employee will be subject to the obligations and be the beneficiary of the surviving benefits, all as described in the Employment Agreement.  Employee’s last day of work will be                         .

2.             (a)           When used in this Agreement, the word “Releasees” means the Employer and all or any of its past and present parent, subsidiary and affiliated corporations, companies, partnerships, joint ventures and other entities and their groups, divisions, departments and units, and their past and present directors, trustees, officers, managers, partners, supervisors, employees, attorneys, agents and consultants, and their predecessors, successors and assigns.

(b)           When used in this Agreement, the word “Claims” means each and every claim, complaint, cause of action, and grievance, whether known or unknown and whether fixed or contingent, and each and every promise, assurance, contract, representation, guarantee, warranty, right and commitment of any kind, whether known or unknown and whether fixed or contingent.

3.             In consideration of the promises of the Employer set forth in this Agreement and the Employment Agreement, and intending to be legally bound, Employee hereby irrevocably remises, releases and forever discharges all Releasees of and from any and all Claims that he (on behalf of either himself or any other person or persons) ever had or now has against any and all of the Releasees, or which he (or his heirs, executors, administrators or assigns or any of them) hereafter can, shall or may have against any and all of the Releasees, for or by reason of any cause, matter, thing, occurrence or event whatsoever through the effective date of this Agreement.  Employee acknowledges and agrees that the Claims released in this paragraph include, but are not limited to, (a) any and all Claims based on any law, statute or constitution or based on contract or in tort on common law, and (b) any and all Claims based on or arising under any civil rights laws, such as any Pennsylvania employment laws, or Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), or the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.) (hereinafter referred to as the “ADEA”), and (c) any and all Claims under any grievance or complaint procedure of any kind, and (d) any and all Claims based on or arising out of or related to his recruitment by, employment with, the termination of his employment with, his performance of any services in any capacity for, or any business transaction with, each or any of the Releasees.  Employee also understands, that by signing this Agreement, he is waiving all Claims against any and all of the Releasees released by this Agreement; provided, however, that as set forth in section 7 (f) (1) (c) of the ADEA, as added by the Older Workers Benefit Protection Act of 1990, nothing in this Agreement constitutes or shall (i) be construed to constitute a waiver by Employee of any rights or claims that may arise after this Agreement is executed by Employee, or (ii) impair Employee’s right to file a charge with the U.S. Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board or any state agency or to participate in an investigation or proceeding conducted by the EEOC or any state agency. Notwithstanding the foregoing, Employee agrees to waive Employee’s right to recover individual relief in any charge, complaint, or lawsuit filed by Employee or anyone on Employee’s behalf.

Notwithstanding the foregoing, this Agreement will not release any right of Employee (x) in his capacity as a shareholder or owner in the Company or any of its affiliates, (y) to be indemnified for any act or omission in his capacity as an employee, officer or director of the Company or any of its affiliates (whether arising under contract, the governing documents of the entity, state law or otherwise), or (z) in respect of vested benefits under the Company’s retirement or deferred compensation plans.

4.             In consideration of the promises of the Employee set forth in this Agreement and the Employment Agreement and intending to be legally bound, Employer hereby irrevocably remises, releases and forever discharges Employee and his heirs, successors and assigns from any and all Claims that the Employer ever had or now has though the effective date of this Agreement. Employee further certifies that he is not aware of any actual or attempted regulatory, EEOC or legal violations by Employer and that his separation is not a result of retaliation based on any legal rights or opposition to an illegal practice.

5.             Employee and Employer covenant and agree not to sue each other or any of the Releasees for any Claims released by this Agreement and to waive any recovery related to any Claims covered by this Agreement.

6.             Employee agrees to provide reasonable transition assistance to Employer (including without limitation assistance on regulatory matters, operational matters and in connection with litigation) for a period of one year from the execution of this Agreement at no additional cost; provided, such assistance shall not unreasonably interfere with Employee’s pursuit of gainful employment or result in Employee not having a separation from service (as defined in Section 409A of the Internal Revenue Code of 1986).  Any assistance beyond this period will be provided at a mutually agreed cost.  Employee further agrees that he will return to the Employer all property in his possession, including, but not limited to, keys, identification cards and credit cards, files, records, publications, address lists and documents that belong to each or any of the Releasees.  Such documents also include, without limitation, any documents created or made by Employee during his employment with the Employer.

7.             Employee agrees that, except as specifically provided in this Agreement and the Employment Agreement, there are no compensation, benefits, or other payments due or owed to him by each or any of the Releasees. Employee further acknowledges that he has not experienced or reported any work-related injury or illness.

8.             Except where disclosure has been made by the Company pursuant to applicable federal or state law, rule or regulation, Employee agrees that the terms of this Agreement are confidential and that he will not disclose or publicize the terms of this Agreement and the amounts paid or agreed to be paid pursuant to this Agreement to any person or entity, except to his spouse, his attorney, his accountant, and to a government agency for the purpose of payment or collection of taxes or application for unemployment compensation benefits.  Employee agrees that his disclosure of the terms of this Agreement to his spouse, his attorney and his accountant shall be conditioned upon him obtaining agreement from them, for the benefit of the Employer, not to disclose or publicize to any person or entity the terms of this Agreement and the amounts paid or agreed to be paid under this Agreement. Further, Employer and Employee agree not to make any false, misleading, defamatory or disparaging communications about the other party (including without limitation Employer’s products, services, partners, investors or personnel) and to refrain from taking any action designed to harm the public perception of the other party or the Releasees.  Employee further agrees that he has disclosed to Employer all information, if any, in his possession, custody or control related to any legal, compliance or regulatory obligations of Employer and any failures to meet such obligations.

9.             The terms of this Agreement are not to be considered as an admission on behalf of either party.  Neither this Agreement nor its terms shall be admissible as evidence of any liability or wrongdoing by each or any of the Releasees in any judicial, administrative or other proceeding now pending or hereafter instituted by any person or entity.  The Employer is entering into this Agreement solely for the purpose of effectuating a mutually satisfactory separation of Employee’s employment.

10.           All provisions of this Agreement are severable and if any of them is determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force to the fullest extent permitted by law.

11.           This Agreement shall be governed by and interpreted under and in accordance with the laws of Pennsylvania.  Any suit, claim or cause of action arising under or related to this Agreement shall be submitted by the parties hereto to the exclusive jurisdiction of the courts of Pennsylvania or to the federal courts located therein if they otherwise have jurisdiction.

12.           This Agreement constitutes a complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, offer letters, negotiations, or discussions relating to the subject matter of this Agreement.  With the exception of the Employment Agreement, no other agreement shall be binding upon each or any of the Releasees, including, but not limited to, any agreement made hereafter, unless in writing and signed by an officer of the Employer, and only such agreement shall be binding against the Employer.

13.           Employee is advised, and acknowledges that he has been advised, to consult with an attorney before signing this Agreement.

14.           Employee acknowledges that he is signing this Agreement voluntarily, with full knowledge of the nature and consequences of its terms.

15.           All executed copies of this Agreement and photocopies thereof shall have the same force and effect and shall be as legally binding and enforceable as the original.

16.           Employee acknowledges that he has been given up to twenty-one (21) days within which to consider this Agreement before signing it.  Subject to paragraph 17 below, this Agreement will become effective on the date of Employee’s signature hereof.

17.           For a period of seven (7) calendar days following his signature of this Agreement, Employee may revoke the Agreement, and the Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired.  Employee may revoke this Agreement at any time within that seven (7) day period, by sending a written notice of revocation to the                                                               .  Such written notice must be actually received by the Employer within that seven (7) day period in order to be valid.  If a valid revocation is received within that seven (7) day period, this Agreement shall be null and void for all purposes.  Payment of the severance pay amount set forth in the Employment Agreement will be paid in the manner and at the time(s) described in the Employment Agreement.

IN WITNESS WHEREOF, the Parties have read, understand and do voluntarily execute this Separation Agreement and General Release which consists of four pages.

EMPLOYER	EMPLOYEE

By:

Date:	Date: